SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14 (c) OF THE
SECURITIES EXCHANGE ACT OF 1934

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INTERNATIONAL SPEEDWAY CORPORATION
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INTERNATIONAL SPEEDWAY CORPORATION
1801 West International Speedway Boulevard
Daytona Beach, Florida 32114

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of International Speedway Corporation:

The Annual Meeting of the Shareholders of International Speedway Corporation will be held at
DAYTONA 500 EXPERIENCE, 1801 West International Speedway Boulevard, Daytona Beach, FL 32114
on Wednesday, the 30th day of April 2008, commencing at 9:30 A.M., for the following purposes:

(a) To elect four (4) Directors of the Corporation.

(b) To transact such other business as may properly come before the meeting.

ALL Shareholders of record as of February 29, 2008, will be entitled to vote, either in person or by proxy.
Due to logistical considerations, please be present by 9:15 A.M. Shareholder registration tables will open at 9:00 A.M.

By Order of the Board of Directors

W. Garrett Crotty
Senior Vice President, Secretary and
General Counsel

February 29, 2008

INTERNATIONAL SPEEDWAY CORPORATION
1801 West International Speedway Boulevard
Daytona Beach, Florida 32114

INFORMATION STATEMENT
Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
and Regulation 14C and Schedule 14C thereunder

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

This Information Statement has been filed with the Securities and Exchange Commission (the "SEC") and is first being mailed on or about March 20, 2008 to holders of record on February 29, 2008 (the "Record Date") of shares of all classes of the common stock of International Speedway Corporation, a Florida corporation. This Information Statement relates to an Annual Meeting of Shareholders and the only matter to be acted upon at the meeting is the election of directors.

You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 14C and Schedule 14C thereunder.

Contents

DATE, TIME AND PLACE INFORMATION.. 1

VOTING SECURITIES AND PRINCIPAL HOLDERS. 1

DIRECTORS, NOMINEES AND OFFICERS. 3

Certain Relationships and Related Transactions. 5

Section 16(a) Beneficial Ownership Reporting Compliance. 7

Director Meetings and Committees. 7

Director Nomination Process. 8

Shareholder Communications to the Board. 9

Code of Ethics. 9

REPORT OF THE AUDIT COMMITTEE. 9

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM... 10

Audit Fees. 10

Audit-Related Fees. 10

Tax Fees. 11

All Other Fees. 11

Audit Committee Pre-approval Policies and Procedures. 11

EXECUTIVE COMPENSATION.. 11

Compensation discussion and analysis. 11

Overview.. 11

Compensation Objectives. 11

Performance. 11

Alignment. 12

Retention. 12

Compensation Implementation. 12

Determination of Compensation. 12

Roles of Compensation Committee and Named Executives. 13

Compensation Consultants. 13

Equity Grant Practices. 14

Share Ownership Guidelines. 14

Tax Deductibility of Compensation. 14

Potential Impact on Compensation from Executive Misconduct. 14

Elements Used to Achieve Compensation Objectives. 15

Annual Cash Compensation. 15

Base Salary. 15

Bonus. 15

Plan-Based Compensation. 15

Other Plan-Based Compensation. 15

Restricted Stock. 15

Other Elements. 15

Other Compensation. 15

Compensation for the Named Executive Officers in 2007. 15

Summary Compensation Table. 17

Grants of Plan-Based Awards. 17

Outstanding equity awards at fiscal year-end. 18

Option exercises and stock vested. 18

Potential payments upon termination or change-in-control. 18

Compensation of directors. 19

Director Compensation Table. 20

Compensation Committee Interlocks and Insider Participation.. 21

Compensation Committee Report. 21

Performance Graph.. 21

VOTING PROCEDURE. 23

AVAILABLE INFORMATION.. 23

DATE, TIME AND PLACE INFORMATION

Our Annual Meeting of Shareholders will be held on Wednesday, April 30, 2008 commencing at 9:30 A.M. at DAYTONA 500 EXPERIENCE, 1801 West International Speedway Boulevard, Daytona Beach, Florida, 32114. Shareholder registration tables will open at 9:00 A.M. The mailing address of our principal executive offices is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

VOTING SECURITIES AND PRINCIPAL HOLDERS

This Information Statement is being mailed on or about March 20, 2008 to all of our shareholders of record as of the Record Date. The Record Date for the Annual Meeting is February 29, 2008. As of the Record Date, we had 29,060,544 shares of class A common stock and 21,525,928 shares of class B common stock issued and outstanding. Each share of the class A common stock is entitled to one-fifth of one vote on matters submitted to shareholder approval or a vote of shareholders. Each share of the class B common stock is entitled to one vote on matters submitted to shareholder approval or a vote of shareholders.

	Number of Shares of Common Stock Beneficially Owned (2)		Percentage of Common Stock Beneficially Owned		Percentage of Combined Voting Power of Common Stock (7)
Name of Beneficial Owner (1)	Class A (3)	Class B (4)	Class A (5)	Class B (6)
France Family Group (8)	18,229,924	18,085,853	38.67%	84.02%	66.26%
James C. France (9)	12,392,110	12,344,891	29.93%	57.35%	45.19%
Betty Jane France (10)	5,476,436	5,416,769	15.88%	25.16%	19.86%
Arnhold & S. Bleichroeder Advisers LLC (11)	4,263,810	0	14.67%	0.00%	3.12%
American Century Investment Mgmt (12)	2,586,508	0	8.90%	0.00%	1.89%
Columbia Wanger Asset Mgmt (13)	2,505,100	0	8.62%	0.00%	1.83%
Barclays Global Investors NA (14)	1,850,317	0	6.37%	0.00%	1.35%
Lesa D. Kennedy (15)	729,489	694,885	2.45%	3.23%	2.57%
Brian Z. France (16)	62,414	59,833	0.21%	0.28%	0.22%
Raymond K. Mason	56,171	46,665	0.19%	0.22%	0.18%
John R. Saunders	29,924	11,286	0.10%	0.05%	0.05%
Thomas W. Staed (17)	29,039	0	0.10%	0.00%	0.02%
J. Hyatt Brown (18)	17,659	9,000	0.06%	0.04%	0.04%
Lloyd E. Reuss	16,795	0	0.06%	0.00%	0.01%
Susan G. Schandel	15,045	1,950	0.05%	0.01%	0.02%
Christy F. Harris (19)	14,346	150	0.05%	0.00%	0.01%
Edward H. Rensi	9,323	1,500	0.03%	0.01%	0.01%
Larry Aiello, Jr.	5,265	0	0.02%	0.00%	0.00%
William P. Graves	3,622	0	0.01%	0.00%	0.00%
Roger VanDerSnick	1,405	0	0.00%	0.00%	0.00%
Hosseini-Kargar, Morteza	1,100	0	0.00%	0.00%	0.00%
William C. France (deceased)(20)	0	0	0.00%	0.00%	0.00%
Edsel B. Ford, II	0	0	0.00%	0.00%	0.00%
All directors and executive officers
as a group (24 persons)(21)	18,475,902	18,159,278	39.08%	84.36%	66.63%

The preceding table sets forth information regarding the beneficial ownership of our class A common stock and our class B common stock as of the Record Date by:

  All persons known to us who beneficially own 5% or more of either class of our common stock;
  Each "named executive officer" in the Summary Compensation Table in this Information Statement;
  Each of our directors and nominees; and
  All of our directors, nominees and officers as a group.

As described in the following notes to the table, voting and/or investment power with respect to certain shares of common stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.

- - - - - - -

(1)     Unless otherwise indicated the address of each of the beneficial owners identified is c/o the Company, 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

(2)     Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

(3)     Reflects the aggregate number of shares held by the named beneficial owner assuming (i) the exercise of any options to acquire shares of class A common stock that are held by such beneficial owner that are exercisable within 60 days and (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock.

(4)     Assumes no conversion of shares of class B common stock into shares of class A common stock.

(5)     Assumes (i) the exercise of any options to acquire shares of class A common stock that are held by the named beneficial owner that are exercisable within 60 days, (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock, and (iii) the assumption that no other named beneficial owner has exercised any such options or converted any such shares.

(6)     Reflects current ownership percentage of named beneficial owner's shares of class B common stock without any conversion of shares of B common stock into shares of class A common stock.

(7)     Assumes no exercise of options or conversion of shares of class B common stock into shares of class A common stock.

(8)     The France Family Group consists of Betty Jane France, James C. France, Lesa France Kennedy, Brian Z. France and members of their families and entities controlled by the natural person members of the group. A complete list of all the members of the France Family Group can be found in its 14th amendment to Schedule 13G which was filed with the SEC in February 2008. Amounts shown reflect the non-duplicative aggregate of 142,387 Class A and 17,091,108 Class B shares indicated in the table as beneficially owned by Betty Jane France, James C. France, Lesa France Kennedy and Brian Z. France, as well as 993,695 Class B shares held by the adult children of James C. France. See footnotes (9), (10), (15), (16) and (21).

(9)     Includes (i) 1,500 Class B shares held of record by Sharon M. France, his spouse, (ii) 8,042,465 Class B shares held of record by Western Opportunity Limited Partnership ("Western Opportunity"), (iii) 1,705,047 Class B shares held of record by Carl Investment Limited Partnership ("Carl"), (iv) 46,946 Class B shares held of record by Quaternary Investment Company, (v) 2,152,314 Class B shares held of record by Carl Two Limited Partnership ("Carl Two"), (vi) 80,502 Class B shares held of record by Auto Research Bureau ("ARB"), and (vii) 304,725 Class B shares held of record by SM Holder Limited Partnership. James C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity and (y) Quaternary Investment Company, the general partner of Carl. He is also the sole member of Carl Two, LLC, the general partner of Carl Two. Does not include shares held beneficially by the adult children of James C. France or their descendants.

(10)  Includes (i) 3,298,041 Class B shares held of record by Western Opportunity and (ii) 26,662 Class B shares held of record by WCF Family I, Inc.

(11)  This owner's address is 1345 Avenue of the Americas, 44th Floor, New York, New York 10105-4300.

(12)  This owner's address is 4500 Main Street, Kansas City, MO 64111-7709.

(13)  This owner's address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606-5016.

(14)  This owner's address is 45 Fremont Street, San Francisco, California 94105-2228.

(15)  Includes (i) 349,313 Class B shares held of record by BBL Limited Partnership, (ii) 2,128 Class B shares held of record by Western Opportunity, (iii) 255,580 Class B shares held of record by Western Opportunity as custodian for minor child, and (iv) 1,500 Class B shares held as custodian for minor child. Mrs. Kennedy is the sole shareholder and a director of BBL Company, the sole general partner of BBL Limited Partnership.

(16)  Includes (i) 4,498 Class B shares held of record by Zack Limited Partnership and (ii) 1,939 Class B shares held of record by Western Opportunity. Mr. France is the sole shareholder and director of Zack Company, the sole general partner of Zack Limited Partnership.

(17)  Owned jointly with Barbara Staed, his spouse.

(18)  Held of record as joint tenants with Cynthia R. Brown, his spouse.

(19)  Includes 500 Class A shares held by M. Dale Harris, his spouse, and 1,500 Class A shares held by Mr. Harris as trustee of a Profit Sharing Plan and Trust.

(20)  Mr. William C. France passed away in June 2007. All shares previously owned by Mr. France are now held by other members of the France Family Group.

(21)  See footnotes (8) through (10) and footnotes (15) through (19).

DIRECTORS, NOMINEES AND OFFICERS

As of the Record Date our officers, directors and nominees were as follows:

Name	Age	Position With ISC

James C. France	63	Chairman of the Board, Chief Executive Officer and Director
Lesa France Kennedy	46	Vice Chairman, President and Director
John R. Saunders	51	Executive Vice President and Chief Operating Officer
Roger R. VanDerSnick	44	Senior Vice President - Marketing and Business Operations
W. Grant Lynch, Jr.	54	Senior Vice President - Business Operations
W. Garrett Crotty	44	Senior Vice President, Secretary and General Counsel
Daryl Q. Wolfe	40	Vice President, Chief Marketing Officer
Brian K. Wilson	48	Vice President, Corporate Development
Daniel W. Houser	56	Vice President, Chief Financial Officer and Treasurer
John E. Graham, Jr.	59	Vice President, Business Affairs
Glenn R. Padgett	57	Vice President, Chief Counsel - Operations, Chief Compliance Officer & Assistant Secretary
Larry Aiello, Jr.	58	Director
J. Hyatt Brown	70	Director
Edsel B. Ford, II	59	Director
Brian Z. France	45	Director
William P. Graves	55	Director
Christy F. Harris	62	Director
Morteza Hosseini-Kargar	52	Director
Raymond K. Mason, Jr.	52	Director
Edward H. Rensi	63	Director
Lloyd E. Reuss	71	Director
Thomas W. Staed	76	Director

Our Board of Directors is divided into three classes, with regular three year staggered terms. Messrs. James C. France, Brian Z. France, Mason, and Reuss were elected to hold office until the annual meeting of shareholders to be held in 2008. Ms. Kennedy and Messrs. Aiello, Brown, Rensi and Staed were elected to hold office until the annual meeting of shareholders to be held in 2009. Messrs. Ford, Graves, Harris and Hosseini were elected to hold office until the annual meeting of shareholders to be held in 2010.

For the election of directors at the Annual Meeting of Shareholders in April 2008, the Board has accepted the recommendation of the Nominating and Corporate Governance Committee and approved the nomination of Messrs. James C. France, Brian Z. France, Mason, and Reuss as directors to serve for a three-year term and hold office until the annual meeting of shareholders to be held in 2011.

James C. France is the uncle of Lesa France Kennedy and Brian Z. France who are siblings. There are no other family relationships among our executive officers and directors.

Mr. James C. France, a director since 1970, has served as our Chairman and Chief Executive Officer since July 2007 and previously served as Vice Chairman and Chief Executive Officer since the April 2003 annual meeting of directors. He previously served as our President and Chief Operating Officer from 1987 until 2003.

Ms. Lesa France Kennedy, a director since 1984, became Vice Chairman July 2007 and has been President of ISC since April 2003. Ms. Kennedy served as our Executive Vice President from January 1996 until April 2003, Secretary from 1987 until January 1996 and served as our Treasurer from 1989 until January 1996.

Mr. John R. Saunders was appointed Executive Vice President in April 2004 and since April 2003 has continued to serve as our Chief Operating Officer. He had served as Senior Vice President-Operations from July 1999 until April 2003, at which time he was appointed Senior Vice President and Chief Operating Officer. He had served as a Vice President since 1997 and was President of Watkins Glen International from 1983 until 1997.

Mr. Roger R. VanDerSnick has served as Senior Vice President -- Marketing and Business Operations since April 2007. He had served as Vice President and Chief Marketing Officer since March 2006. Mr. VanDerSnick had served as Vice President of Marketing for NASCAR from August 2005 to February 2006. From January 2003 to July 2005 Mr. VanDerSnick served as NASCAR's Managing Director -- Brand and Consumer Marketing, and from September 2000 to December 2002 he served as Director, Brand Marketing for NASCAR.

Mr. W. Grant Lynch, Jr. has served as Senior Vice President -- Business Operations since April 2007 and as a Vice President and as President of Talladega Superspeedway since November 1993. He also served as President of Kansas Speedway since its inception in 1997 until 2002.

Mr. W. Garrett Crotty became a Senior Vice President in April 2004. Mr. Crotty was named a Vice President in July 1999 and since 1996 has served as Secretary and General Counsel.

Daryl Q. Wolfe has served as Vice President, Chief Marketing Officer since April 2007. He had previously served as Vice President, Sales and Media from 2005 to 2007. Mr. Wolfe had served as Managing Director, Marketing Partnerships from 2003 to 2005, and as Senior Director, Marketing Partnerships from 2001 to 2003.

Mr. Brian K. Wilson has served as Vice President, Corporate Development since February 2006. Prior to joining ISC, Mr. Wilson served as Managing Director of Acquisitions for American Realty Advisors from 2004 to January 2006. Mr. Wilson also served as Senior Vice President, Global Real Estate from 2001 to 2003, and Vice President, Finance and Investment Management from 1999 to 2001, for Vivendi Universal.

Mr. Daniel W. Houser, a Certified Public Accountant, became Chief Financial Officer in February 2007 and has been a Vice President since 2004. Mr. Houser had been our Controller and Chief Accounting Officer for more than the past five years.

Mr. John E. Graham, Jr. has served as Vice President, Business Affairs since April 2006. He served as Vice President of Business Affairs and Corporate Communications from August 2002 until that date. He had previously served as a Vice President and as President of Daytona International Speedway since November 1994.

Mr. Glenn R. Padgett, a member of the Florida Bar, became a Vice President in April 2004. Mr. Padgett has served as Assistant Secretary for more than the past five years. He has been Chief Counsel -- Operations and our Chief Compliance Officer since 1998.

Mr. Larry Aiello, Jr., a director since 2003, presently serves as the President and Chief Executive Officer of Corning Cable Systems, which is part of Corning, Inc. Mr. Aiello joined Corning, Inc. in 1973. He was named senior vice president and chief of staff-Corning Optical Communications in 2000 and to his current position in 2002.

Mr. J. Hyatt Brown, a director since 1987, serves as the Chairman and Chief Executive Officer of Brown & Brown, Inc. and has been in the insurance business since 1959. Mr. Brown also serves as a director of Rock Tenn Co., SunTrust, Inc. and FPL Group, Inc.

Mr. Edsel B. Ford, II, a director since November 2007, is a director and consultant for Ford Motor Company. Mr. Ford is a retired Vice President of Ford Motor Company and former President and Chief Operating Officer of Ford Motor Credit Company.

Mr. Brian Z. France, a director since 1994, has served as NASCAR's Chairman and Chief Executive Officer since 2003, Executive Vice President since 2000 and Vice Chairman since 2002. Previously, he served as NASCAR's Senior Vice President since 1999.

Mr. William P. Graves, a director since September 2003, has served as President and Chief Executive Officer of the American Trucking Association since January 2003. Mr. Graves served as Governor of the State of Kansas from January 1995 until January 2003.

Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law for more than twenty years and currently is Of Counsel with Kinsey Vincent Pyle, LC.

Mr. Morteza Hosseini-Kargar, a director since 2007, is the Chairman and Chief Executive Officer of Intervest Construction, Inc. and has served in that role for more than the past five years.

Mr. Raymond K. Mason, Jr., a director since 1981, had served as Chairman and President of American Banks of Florida, Inc., Jacksonville, Florida, from 1978 until its sale in 1998. From 1998 to the present, Mr. Mason has served as President of Center Bank of Jacksonville, N.A. (until August 2001, this entity was known as RCK, Inc.).

Mr. Edward H. Rensi, a director since January 1997, is Chairman & CEO of Team Rensi Motorsports. Mr. Rensi was an executive consultant with McDonald's Corporation from 1997 to 1998. He served as President and Chief Executive Officer of McDonald's USA from 1991 until his retirement in 1997. He is also a director of Snap-On Tools Inc. and Great Wolf Resorts, Inc.

Mr. Lloyd E. Reuss, a director since January 1996, served as President of General Motors Corporation from 1990 until his retirement in January 1993. Mr. Reuss also serves as a director of Handleman Corp., and United States Sugar Company.

Mr. Thomas W. Staed, a director since 1987, is Chairman of Staed Family Associates, Ltd., and had served as President of Oceans Eleven Resorts, Inc., a hotel/motel business, from 1968 to 1999.

Messrs. Aiello, Brown, Ford, Graves, Hosseini, Mason, Rensi, Reuss, and Staedare considered "independent" by the Board of Directors as that term is presently defined in Rule 4200(a)(15) of the NASD listing standards.

Certain Relationships and Related Transactions

All of the racing events that take place during our fiscal year are sanctioned by various racing organizations such as the American Historic Racing Motorcycle Association, the American Motorcyclist Association, the Automobile Racing Club of America, the American Sportbike Racing Association - Championship Cup Series, the Federation Internationale de L'Automobile, the Federation Internationale Motocycliste, Grand American Road Racing Association, Historic Sportscar Racing, Indy Racing League, National Association for Stock Car Automobile Racing, National Hot Rod Association, the National Muscle Car Association, the National Mustang Racers Association, the Porsche Club of America, the Sports Car Club of America, the Sportscar Vintage Racing Association, the United States Auto Club and the World Karting Association. NASCAR, which sanctions some of our principal racing events, is a member of the France Family Group which controls in excess of 66.0 percent of the combined voting power of our outstanding stock, and some members of which serve as our directors and officers. Standard NASCAR sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Prize and point fund monies paid by us to NASCAR from continuing operations for disbursement to competitors, which are exclusive of NASCAR sanction fees, totaled approximately $129.2 million for the year ended November 30, 2007.

NASCAR contracts directly with certain network providers for television rights to the entire NASCAR Sprint Cup, Nationwide and Craftsman Truck series schedules. We, and all other event promoters, share in the television rights fees in accordance with the provision of the sanction agreement for the individual NASCAR Sprint Cup, Nationwide and Craftsman Truck series event. Under the terms of these agreements, NASCAR retains 10.0 percent of the gross broadcast rights fees allocated to the individual NASCAR Sprint Cup, Nationwide and Craftsman Truck series event as a component of its sanction fees and remits the remaining 90.0 percent to promoter of the particular event. The event promoter pays 25.0 percent of the gross broadcast rights fees allocated to the event as part of the previously discussed prize money paid to NASCAR for disbursement to competitors. Our television broadcast and ancillary rights fees from continuing operations received from NASCAR for the NASCAR NEXTEL Cup and Busch series events conducted at our wholly-owned facilities were $253.3 million in fiscal year 2007.

In addition, we share a variety of expenses with NASCAR in the ordinary course of business. NASCAR pays rent, as well as a related maintenance fee (allocated based on square footage), to us for office space in our corporate office complex in Daytona Beach, Florida. We paid rent to NASCAR for office space in Los Angeles, California. These rents are based upon estimated fair market lease rates for comparable facilities. NASCAR pays us for radio, program and strategic initiative advertising, hospitality and suite rentals, various tickets and credentials, catering services, participation in a NASCAR racing event banquet, and track and other equipment rentals based on similar prices paid by unrelated, third party purchasers of similar items. We pay NASCAR for certain advertising, participation in NASCAR racing series banquets, the use of NASCAR trademarks and intellectual images and production space for NEXTEL Vision based on similar prices paid by unrelated, third party purchasers of similar items. Our payments to NASCAR for MRN Radio's broadcast rights to NASCAR Craftsman Truck races represent an agreed-upon percentage of our advertising revenues attributable to such race broadcasts. In fiscal 2007 NASCAR reimbursed us for the buyout of the remaining rights associated with a certain sponsorship agreement. NASCAR also reimburses us for 50.0 percent of the compensation paid to certain personnel working in our legal, risk management and transportation departments, as well as 50.0 percent of the compensation expense associated with certain receptionists. We reimburse NASCAR for 50.0 percent of the compensation paid to certain personnel working in NASCAR's legal department. NASCAR's reimbursement for use of our mailroom, janitorial services, security services, catering, graphic arts, photo and publishing services, telephone system and our reimbursement of NASCAR for use of corporate aircraft, is based on actual usage or an allocation of total actual usage. The aggregate amount received from NASCAR by us for shared expenses, net of amounts paid by us for shared expenses, totaled approximately $6.5 million during fiscal 2007.

Grand American sanctions various events at certain of our facilities. While certain of our officers and directors are equity investors in Grand American, only one officer and director has more than a 10.0 percent equity interest. In addition, certain of our officers and directors, representing a non-controlling interest, serve on Grand American's Board of Managers. Standard Grand American sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by Grand American to participants in the events. Sanction fees paid by us to Grand American totaled approximately $1.5 million for the year ended November 30, 2007.

In addition, we share a variety of expenses with Grand American in the ordinary course of business. Grand American pays rent to us for office space in our corporate office complex in Daytona Beach, Florida. These rents are based upon estimated fair market lease rates for comparable facilities. Grand American purchases various advertising, catering services, suites and hospitality and track and equipment rentals from us based on similar prices paid by unrelated, third party purchasers of similar items. We pay Grand American for the use of Grand American's trademarks based on similar prices paid by unrelated, third party purchasers of similar items. Grand American's reimbursement for use of our mailroom, telephone system, security, graphic arts, photo and publishing services is based on actual usage or an allocation of total actual usage. The aggregate amount received from Grand American by us for shared expenses, net of amounts paid by us for shared expenses, totaled approximately $441,000 during fiscal 2007.

Certain members of the France Family Group paid us for the utilization of security services, event planning, event tickets, purchase of catering services, maintenance services, and certain equipment. We provided publishing and distribution services for Game Change Marketing, LLC, which is owned by a France Family Group member and leased certain parcels of land from WCF and JCF, LLC, which is owned by France Family Group members. The land parcels are used primarily for parking during the events held at Martinsville Speedway. The amounts paid for these items were based on actual costs incurred, similar prices paid by unrelated third party purchasers of similar items or estimated fair market values. The aggregate amount received by us for these items, net of amounts paid, totaled approximately $3.6 million during fiscal 2007.

We have collateral assignment split dollar insurance agreements covering the lives of James C. France and his spouse, as well as the life of Betty Jane France. Upon surrender of the policies or payment of the death benefits thereunder, we are entitled to repayment of an amount equal to the cumulative premiums previously paid by us. We may cause the agreements to be terminated and the policies surrendered at any time after the cash surrender value of the policies equals the cumulative premiums we have paid. We recorded the insurance expense net of the increase in cash surrender value of the policies associated with these agreements.

Crotty, Bartlett & Kelly, P.A., a law firm controlled by siblings of W. Garrett Crotty, one of our executive officers, leased office space located in our corporate office complex in Daytona Beach, Florida. We engage Crotty, Bartlett & Kelly for certain legal and consulting services. The aggregate amount paid to Crotty, Bartlett & Kelly by us for legal and consulting services, net of amounts received by us for leased office space, totaled approximately $162,000 during fiscal 2007.

J. Hyatt Brown, one of our directors, serves as President and Chief Executive Officer of Brown & Brown, Inc. ("Brown & Brown"). Brown & Brown has received commissions for serving as our insurance broker for several of our insurance policies, including our property and casualty policy, certain employee benefit programs and the split-dollar arrangements described above. The aggregate commissions received by Brown & Brown in connection with our policies were approximately $554,000 during fiscal 2007.

Kinsey, Vincent Pyle, L.C., a law firm with which Christy F. Harris, one of our directors, is associated, provided legal services to us during fiscal 2007. We paid approximately $375,000 for these services in fiscal 2007, which were charged to us on the same basis as those provided other clients.

Mr. Gregory W. Penske, one of our directors until April 2007, is also an officer and director of Penske Performance, Inc. and other Penske Corporation affiliates, as well as the son of Roger S. Penske. Roger S. Penske beneficially owns a majority of the voting stock of and controls Penske Corporation and its affiliates. We rented Penske Corporation and its affiliates certain facilities for a driving school and sold hospitality suite occupancy and related services, merchandise and accessories to Penske Corporation, its affiliates and other related companies. Penske Truck Leasing rented certain vehicles and sold related supplies and services to us. Also, we paid Penske Corporation for the use of certain trademarks. In fiscal 2007, the aggregate amount received from Penske Corporation, its affiliates and other related companies, net of amounts paid by us, totaled approximately $203,000 for the aforementioned goods and services.

We have adopted written policies and procedures for review, approval and ratification of transactions with related persons. These policies are evidenced in the Code of Conduct, as well as policies concerning Conflicts of Interest and Business Ethics and Conduct. The Audit Committee is charged in its Charter with the ultimate responsibility for the review and approval of all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K. All proposed transactions (regardless of the amount involved) with any director or executive officer (or their affiliates) are required to be submitted to the Audit Committee for approval prior to the transaction taking place. As part of our disclosure controls, all related party transactions are reported monthly and reviewed by the Disclosure Committee, which includes the Chief Compliance Officer and the Internal Auditor. The Disclosure Committee is responsible for elevating matters for Audit Committee consideration. While the standard used to evaluate a transaction will vary depending upon the particular circumstances, the goal is to make sure that we are treated fairly and on the same basis as transactions with parties that are not related. There have been no instances during the last fiscal year where such policies and procedures were not followed.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended November 30, 2007, Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended November 30, 2007, and written representations furnished to us, Daniel W. Houser failed to file on a timely basis the report required by section 16(a) of the Exchange Act in connection with one sale transaction which took place in June 2007. There is no other person who, at any time during the fiscal year, was a director, officer, or beneficial owner of more than ten percent of any class of our securities that failed to file on a timely basis reports required by section 16(a) of the Exchange Act during the fiscal year ended November 30, 2007.

Director Meetings and Committees

Our Board of Directors met four times during fiscal 2007. Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Growth & Development Committee, a Financing Committee and a Stock Repurchase Committee.

The functions of the Audit Committee (which presently consists of Messrs. Aiello, Brown, and Mason) include (i) meeting with auditors to discuss the scope, fees, timing and results of the annual audit, (ii) reviewing our consolidated financial statements, and (iii) performing other duties deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our Internet website at www.iscmotorsports.com. The Board of Directors has determined all of the members of the Audit Committee are qualified as audit committee financial experts (as defined by the SEC) and "independent" (as independence is presently defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards). The Audit Committee met three times during fiscal 2007.

The functions of the Compensation Committee (which presently consists of Messrs. Rensi, Reuss, and Staed) include (i) reviewing existing compensation levels of executive officers, (ii) making compensation recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Compensation Committee met three times during fiscal 2007.

The functions of the Nominating and Corporate Governance Committee (which presently consists of Messrs. Brown, Graves and Rensi) include (i) selecting and recommending to the Board director nominees for election at each annual meeting of shareholders, as well as director nominees to fill vacancies arising between annual meetings, (ii) reviewing and recommending to the Board changes to the compensation package for directors, (iii) reviewing and, if appropriate, making changes to the responsibilities of directors and the qualifications for new nominees, (iv) annually assessing the Board's effectiveness as a whole as well as the effectiveness of the individual directors and the Board's various committees, (v) reviewing and recommending to the Board changes to the corporate governance standards for the Board and its committees, and (vi) performing other duties deemed appropriate by the Board. The Nominating and Corporate Governance Committee was established during fiscal 2004. The Nominating and Corporate Governance Committee met once during fiscal 2007.

The functions of the Growth and Development Committee (which presently consists of Messrs. Brown, Cooper, Ford, Harris, Hosseini and Rensi,) include (i) reviewing the actual and proposed internal growth and external development projects of the Company, (ii) making recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Growth and Development Committee met five times in fiscal 2007.

The functions of the Financing Committee (which presently consists of Messrs. Aiello, Graves, Harris, and Mason) include (i) reviewing, as needed, the actual and proposed mechanisms used by the Company to obtain financing for the Company, (ii) making recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Financing Committee did not meet in fiscal 2007

The functions of the Stock Repurchase Committee (which presently consists of Messrs. Aiello, Brown, France, and Harris) include (i) overseeing and monitoring the stock repurchase activities of the Company, (ii) exercising authority delegated to it by the Board to approve changes to the Company's stock repurchase program within limits established by the Board, (iii) making recommendations to management and the Board, and (iv) performing other duties deemed appropriate by the Board. The Stock Repurchase Committee met three times in fiscal 2007

During the last full fiscal year, Messrs. Graves and Reuss attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which they served. All other directors attended 75% or more of the aggregate of such meetings.

Director Nomination Process

A current copy of the Nominating and Corporate Governance Committee charter is available on our Internet website at www.iscmotorsports.com. Each director on the Nominating and Corporate Governance Committee is "independent" (as independence is presently defined by the National Association of Securities Dealers' listing standards).

As part of its process and procedures, the Nominating and Corporate Governance Committee considers director candidates recommended by security holders. All recommendations of director candidates by shareholders will be furnished to the Nominating and Corporate Governance Committee and will be considered in the same manner and according to the same criteria as would all other director candidates.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors. Shareholders who wish to nominate directors for election at an annual meeting of shareholders are required to follow the procedures contained in Article VI of our Amended and Restated Articles of Incorporation, which are available on our Internet website at www.iscmotorsports.com. Nominations must be in writing, addressed to the Secretary, and must be received in writing not less than 120 days nor more than 180 days prior to the first anniversary of the date of our notice of annual meeting of shareholders provided for the previous year's annual meeting. The shareholder's notice to the Secretary must set forth (i) certain information regarding the nominee, such as name, age and principal occupation, and (ii) certain information regarding the shareholder(s) such as the name and record address of the shareholder(s) and the number of shares of our capital stock such shareholder(s) own. No person will be eligible for election as a director unless nominated in accordance with these procedures. There were no shareholder nominations submitted for the 2008 annual meeting of shareholders. For the 2009 annual meeting nominations by shareholders must be received by the Secretary between September 18, 2008 and November 17, 2008.

As stated in its charter, the Nominating and Corporate Governance Committee will annually assess the Board's effectiveness, including the core competencies and qualifications of members of the Board. If the Nominating and Corporate Governance Committee deems it necessary, it may select and retain an executive search firm to identify qualified candidates to serve as members of the Board.

The Nominating and Corporate Governance Committee believes that members of and nominees to the Board should reflect expertise in one or more of the following areas: accounting and finance, business of motorsports, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development and executive compensation. All nominees to our board of directors will be considered by the Nominating and Corporate Governance Committee with these criteria in mind.

Shareholder Communications to the Board

Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by mailing correspondence in the following manner:

International Speedway Corporation
c/o Legal Department
1801 W. International Speedway Blvd.
Daytona Beach, Florida 32114
Attention: Board of Directors

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Legal Department will initially receive and process communications before forwarding them to the addressee. All communications will be forwarded to the addressee(s).

It is our policy to hold the annual meeting of directors immediately following the annual meeting of shareholders. All Board members are invited to attend the annual meeting of shareholders and are encouraged to attend. In fiscal 2007, nine directors attended the annual meeting of shareholders.

Code of Ethics

Our Audit Committee has adopted a code of ethics that applies to our senior financial officers including our principal executive officer, principal financial officer and principal accounting officer. A copy of that code of ethics is available on our Internet website at www.iscmotorsports.com. We intend to satisfy our disclosure obligations regarding any amendment to, or waiver from, any provision of our code of ethics that applies to any of our senior financial officers by posting that information on our Internet website. At the present time there have been no amendments or waivers.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Company's management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements and related schedule in the Annual Report with Company management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedule with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61(as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm's independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No.1, and considered the compatibility of non-audit services with the independent registered public accounting firm's independence.

The Committee also reviewed management's report on its assessment of the effectiveness of the Company's internal control over financial reporting and the independent registered public accounting firm's report on the effectiveness of the Company's internal control over financial reporting. The Committee discussed with management and the independent registered public accounting firm that there were no material weaknesses, individually or in aggregate, identified during the course of the assessment and the audit.

The Committee discussed with the Company's internal audit and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal control, including internal control over financial reporting, and the overall quality of the Company's financial reporting. The Committee held four meetings during fiscal year 2007.

In reliance on the reviews and discussions referred to above, the Committee approved the inclusion of the audited consolidated financial statements and related schedule and management's assessment of the effectiveness of the Company's internal control over financial reporting in the Annual Report on Form 10-K for the year ended November 30, 2007 for filing with the Securities and Exchange Commission. In April 2007, the Committee approved the selection of the Company's independent registered public accounting firm which performed the fiscal 2007 annual audit of the Company's financial statements, and the effectiveness of the Company's internal control over financial reporting.

The Committee is governed by a charter. The Committee is comprised solely of independent directors as defined by the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

J. Hyatt Brown, Chairman
Raymond K. Mason, Jr.
Larry Aiello, Jr.

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, a registered independent public accounting firm, as auditors for the fiscal year ending November 30, 2008. Ernst & Young LLP, and its predecessors have served as our auditors since 1966. Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

For the year ended November 30, 2007, we paid Ernst & Young LLP, our independent auditors, approximately $882,815 for the annual audit including attestation services required by the Sarbanes-Oxley Act, $23,400 for audit related services and $10,700 for tax and all other services, respectively. There were no fees billed by Ernst & Young LLP for consulting services in connection with financial information systems design and implementation or for internal audit services during the fiscal year ended November 30, 2007.

The information presented below discloses the aggregate fees billed to us for each of the last two fiscal years by Ernst & Young LLP, our independent auditors.

Audit Fees

Fiscal 2006 - $824,908. Fiscal 2007 - $882,815.

This category includes fees for professional services rendered for the integrated audit of our consolidated financial statements, the review of financial statements included in our Form 10-Q, the audit of our internal controls and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. The 2006 fees include fees related to the review of our SEC comment letters.

Audit-Related Fees

Fiscal 2006 - $10,350. Fiscal 2007 - $23,400.

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees above. The nature of the services comprising the fees disclosed in this category for both fiscal 2006 and 2007 are primarily accounting advisory services for acquisitions, dispositions and equity investments.

Tax Fees

Fiscal 2006 - $42,010. Fiscal 2007 - $10,710.

This category includes fees for professional services that are rendered for tax compliance, tax advice, and tax planning. The nature of the services comprising the fees disclosed in this category for fiscal 2006 are consultations concerning certain transactions, assistance with federal tax examinations and certain state tax issues. The nature of the services comprising the fees disclosed in this category for fiscal 2007 are consultations concerning certain real estate joint ventures and other transactions.

All Other Fees

There were no other fees for products and services that are not disclosed in the previous categories.

Audit Committee Pre-approval Policies and Procedures

The audit committee, or one of its members who has been delegated pre-approval authority, considers and has approval authority over all engagements of the independent auditors. If a decision on an engagement is made by an individual member, the decision is presented at the next meeting of the audit committee. All of the engagements resulting in the fees disclosed above for fiscal 2007 were approved by the audit committee prior to the engagement.

EXECUTIVE COMPENSATION

Compensation discussion and analysis.

Overview

The goal of the compensation programs for our named executive officers is the same as our goal for operating the company - to create and enhance value for our shareholders. Toward this goal, we have designed and implemented our compensation programs for our named executives to reward them for:

  financial and operating performance;

  to align their interests with those of our shareholders; and

  to encourage them to remain with the company.

Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of:

  salary and annual discretionary bonus;
  non-equity incentive compensation based upon annually determined objective performance criteria;

  equity incentive compensation based upon annually determined objective performance criteria combined with a time based vesting schedule; and

  other benefits.

In deciding on the type and amount of compensation for each executive, we focus almost exclusively on current pay. We combine the compensation elements for each executive in a manner we believe optimizes the value for our shareholders.

Compensation Objectives

Performance.

The amount of compensation for each named executive officer (those persons who are identified in the Summary Compensation Table on page 17) is based upon the Company's attainment of specific performance criteria and the individual's perceived contribution to those results. Elements of compensation that depend upon performance are:

  a plan-based cash bonus that is based upon the Company's performance against pre-determined quantitative measures which we believe to be indicators of the Company's overall performance;
  a discretionary cash bonus that is based upon an assessment of the named executive officer's individual performance against pre-determined target qualitative measures within the context of the Company's overall performance; and
  a plan-based restricted stock award that is based upon the Company's performance against the same pre-determined quantitative measures used to establish the plan-based cash bonus which is subject to vesting schedules that require continued service to the Company.

Each of these elements reward annual achievements and are commensurate with the named executive officer's scope of responsibilities.

Alignment.

We attempt to align the interests of the named executive officers with those of our shareholders by evaluating executive performance on the basis of quantitative financial measurements which we believe closely correlate to increasing shareholder value.

The element of compensation that aligns the interests of the named executive officers with shareholders is the plan-based restricted stock award which links a portion of compensation to shareholder value because the initial value is linked to meeting Company performance goals and the total value corresponds to stock price and dividends during the vesting period.

Retention.

Because of our position in the motorsports industry some of our named executive officers are often presented with other professional opportunities, some of which are at higher compensation levels. We attempt to retain our named executive officers through the vesting terms on the plan-based restricted stock awards.

Compensation Implementation

Determination of Compensation.

As part of our total overall compensation plan our named executive officers are placed in structured pay grades based upon job responsibility and description. Each grade has an established range for annual base salary as well as targeted percentages of the annual base salary for annual incentive compensation. The salary ranges and targeted incentive compensation percentages for each pay grade have been evaluated regularly and adjusted when appropriate by the Compensation Committee based upon changes in market conditions and the Company's performance factors.

We rely upon judgment in initially making compensation decisions, after reviewing the performance of the Company and evaluating an executive's prospects and performance during the year against established goals, operational performance, business responsibilities, and current compensation arrangements. Specific factors affecting compensation decisions for the named executive officers include:

  key financial measurements such as revenue, organic revenue, operating profit, earnings per share, operating margins, return on total equity or total capital, cash flow from operating activities and total shareholder return;
  strategic objectives such as acquisitions, dispositions or joint ventures;
  promoting excellence by improving products or services, being a leading market player and attracting and retaining customers and business partners; and
  achieving specific operational goals for the company.

We generally adhere to our historic practices and formulas in determining the amount and mix of compensation elements. Because of our reliance on the formulaic achievement of annual Company financial goals in determining the amount of plan-based compensation, short term changes in business performance can have a significant impact on the compensation of the named executive officers. We consider competitive market compensation paid by other companies of similar size and market capitalization, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation.

We do not have any specific apportionment goal with respect to the mix between equity incentive awards and cash payments. We generally attempt to assess an executive's total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executives to deliver superior performance and retain them.

None of our named executive officers have employment, severance or change-of-control agreements. Our named executive officers serve at the will of the Board, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the Company's performance-based employment and compensation philosophy. Of course, the fact that our Chief Executive Officer and our President are both members of the France Family Group, which has the ability to elect the entire Board, does impact such discretion in their cases. In addition, the time vesting of our plan--based restricted stock awards help retain our executives by subjecting to forfeiture any unvested shares if they leave the company prior to retirement. There are change-of-control provisions associated with each award of such plan-based restricted stock awards.

Roles of Compensation Committee and Named Executives

Executive Officer Compensation is overseen by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors, pursuant to its Charter. A copy of the Charter may be viewed on the Company's website at http://www.iscmotorsports.com.

Prior to the beginning of each fiscal year the Compensation Committee establishes a total pool of dollars to be used for increases in annual salary compensation for all Company employees, including all of the named executive officers. In setting this total pool of dollars the members of the Compensation Committee consider a variety of factors, including, but not limited to, historic and projected earnings per share, anticipated revenue growth, established salary ranges and market conditions. The committee members then use their collective business judgment to establish the total pool of dollars for increases in annual salary compensation.

Under the direction of the CEO the proposed salaries, individual performance goals and targeted bonuses for each of the other named executive officers are presented to the Compensation Committee which reviews and approves them. The Committee considers (1) performance as measured against management goals approved by the Board of Directors, (2) personal performance in support of International Speedway Corporation's goals as measured by annual evaluation criteria, and (3) intangible factors and criteria such as payments by competitors for similar positions and market movement although no particular weighting of the factors or formula is used.

Each of the named executive officers is assigned a target bonus opportunity based on corporate and personal goals for the year. The actual bonus for each named executive officer will range from 0% to more than 150% of the target depending upon results of corporate and personal performance during the year. The current corporate financial measurements are earnings per share based on budget, revenue based on budget, and operating margin based on budget. These may vary from year to year as established by the Compensation Committee. Fifty percent of the target bonus opportunity for the CEO and the President will be based upon the Compensation Committee's discretionary judgment of the individual's overall performance during the fiscal plan year. Personal performance factors for each of the other named executive officers are based on individually tailored (functional) objectives. A portion of each named executive officer's (except for the CEO and President) incentive award will be based upon the CEO and the President's discretionary judgment of the individual's overall performance in support of the Company's strategic plan during the year.

The Compensation Committee also reviews and approves the recommended corporate performance goals and objectives which are used in establishing plan-based incentive compensation for all of the named executive officers.

Compensation Consultants

Neither the Company nor the Compensation Committee has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. The Company's named executive officers have not participated in the selection of any particular compensation consultant. The Company obtains market intelligence on compensation trends from a variety of sources through our human resources personnel, with the oversight of the committee. Each year the Company participates in compensation surveys conducted by well-known compensation consultants as a means of understanding external market practices. Except for the foregoing, the Company has not used the services of any other compensation consultant in matters affecting senior executive or director compensation. In the future, either the Company or the Compensation Committee may engage or seek the advice of compensation consultants.

Equity Grant Practices

The only form of equity compensation currently provided to our named executive officers is awards of shares of restricted stock under our 2006 Long Term Incentive Plan. For each fiscal year the named executive officers are provided an opportunity to be awarded shares of restricted stock based upon the same corporate financial performance measures established for plan-based cash incentive payments. The targeted number of shares is fixed by the Compensation Committee and represents a specified percentage of the named executive officer's annual base salary based upon the price of the Company's publicly traded shares during the 90 day period prior to the establishment of the share target. This targeted share award amount is communicated to the named executive officers during the second quarter of the Company's fiscal year. Upon completion of the fiscal year and the financial audit, the Company's performance against the financial performance measures is evaluated, a percentage of the targeted award to be actually awarded is determined in accordance with pre-established criteria, reviewed and approved by the Compensation Committee and the restricted shares are issued in the name of the named executive officers on April 1 following the completion of the fiscal year. The restricted shares then vest over time, with 50% vesting three years after issuance and the remaining 50% vesting five years after issuance. Prior to vesting the recipient may vote the shares and receive dividends on the restricted shares as granted. If employment ends prior to the expiration of the vesting period for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) all or a portion of the unvested restricted shares may be allowed to vest. Termination of employment for any other reason will result in forfeiture of all unvested shares. The timing of calculations of opportunities, amounts, awards and vesting dates are made solely for administrative efficiency and without regard to earnings or other major announcements by the Company.

Share Ownership Guidelines

The Company has no equity security ownership guidelines or requirements for the named executive officers.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company's CEO or any of the company's four other most highly compensated executive officers who are employed as of the end of the year. None of the individuals covered by Section 162(m) received taxable compensation in excess of the $1 million limit. The amounts shown in the Summary Compensation Table contain components which are not considered taxable income to the individuals under current Internal Revenue Code provisions. The Company does not presently structure any component of executive compensation to meet the requirements under Section 162(m) for "qualifying performance-based" compensation (i.e., compensation paid only if the individual's performance meets pre-established objective goals based on performance criteria approved by shareholders).

Potential Impact on Compensation from Executive Misconduct

If the Board should determine that an executive officer has engaged in fraudulent or intentional misconduct, the Board could take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a restatement of the company's financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Elements Used to Achieve Compensation Objectives

Annual Cash Compensation

Base Salary

Base salaries for our named executive officers depend on the scope of their responsibilities, their performance, and the period over which they have performed those responsibilities. Decisions regarding salary increases take into account the executive's current salary and the amounts paid to the executive's peers within and outside the motorsports industry. Base salaries are reviewed annually.

Bonus

Cash bonuses for our named executive officers are determined based upon a grading of the personal performance factors to attain a percentage of the target bonus opportunity and are paid annually in January.

Plan-Based Compensation

Plan-based cash incentive compensation for our named executive officers is based upon the grading of corporate financial performance factors to determine the percentage of the target opportunity to be awarded and are also paid annually in January. The Compensation Committee has the discretion to either award compensation absent attainment of the relevant performance goal or to reduce or increase the size of any award of payout.

Other Plan-Based Compensation

Restricted Stock

The only other plan-based compensation for our named executive officers is the award of shares of restricted stock which vests over time. The amount of these awards is based upon the grading of corporate financial performance factors to determine the percentage of the target opportunity to be awarded and the restricted shares are awarded annually in April. The Compensation Committee has the discretion to either award compensation absent attainment of the relevant performance goal or to reduce or increase the size of any award of payout.

Other Elements

Other Compensation

We provide our named executive officers with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 17, that we believe are reasonable, competitive and consistent with the Company's overall compensation program. We have no deferred compensation or pension plans. The costs of these benefits constitute only a small percentage of each named executive officer's total compensation, and include premiums paid on life insurance policies and company contributions to a 401(k) plan. The named executive officers also participate in the standard health insurance benefits offered to all employees. We also provide the use of a car provided by the Company and comprehensive physical examinations every other year. The named executive officers are encouraged to attend events at the motorsports entertainment facilities operated by the Company as part of their job function and permitted to bring a guest with them to these events at no charge to the executive.

Compensation for the Named Executive Officers in 2007

Company Performance

The specific compensation decisions made for each of the named executive officers for 2007 reflect the performance of the Company against pre-determined financial and operational measurements. A significant portion of each of the named executive officer's plan-based incentive compensation is based upon the Company's performance against the predetermined corporate financial performance measures. Based upon the Company's performance in fiscal 2007 the portion of each named executive officer's plan-based incentive compensation was set at 43% of the targeted amount. A more detailed analysis of our financial and operational performance is contained in the Management's Discussion & Analysis section of our 2007 Annual Report on Form 10-K filed with the SEC.

CEO Compensation

In determining Mr. France's base salary compensation for 2007, the Compensation Committee considered the performance of the Company against its pre-determined goals for fiscal 2006, the general trends of Company performance over the prior several years, outcomes related to growth and development activities and strategic initiatives, market conditions, as well as the increased responsibilities of the position and his strategic value to the Company. In determining the bonus and incentive portions of his compensation for 2007 the Compensation Committee determined that the discretionary portion of his bonus should be the same percentage of the targeted amount as the plan-based incentive compensation. Accordingly it was set at 43% of the targeted amount.

Others

With respect to Mr. William C. France who served as Chairman of the Board before he passed away in June 2007, his base salary compensation for the fiscal 2007 period was established, based upon the Company's 2006 performance, anticipated 2007 performance, individual contribution to Company strategic efforts, and his strategic value to Company. In determining the bonus and incentive portions of his compensation for 2007 the Compensation Committee determined that the discretionary portion of his bonus should be the same percentage of the targeted amount as the plan-based incentive compensation. Accordingly it was set at 43% of the targeted amount, which was then prorated for the portion of the year prior to his death. The amount shown in the table Summary Compensation Table for Stock Awards (which represents the dollar amount of compensation expense recognized by the Company for financial statement reporting purposes as determined in accordance with FAS 123R) reflects the immediate vesting of all unvested restricted stock of the Company which had previously been granted to the Mr. France, instead of the typical straight line vesting amount of those shares over the three and five year vesting periods.

In determining the base salary compensation of Mrs. Schandel, Mrs. Kennedy, Mr. Saunders and Mr. VanDerSnick for 2007 the Compensation Committee considered the same criteria as for the CEO. The Compensation Committee also considered the recommendations based upon evaluation of individual functional area responsibilities and goals as submitted by the CEO and President. In determining the bonus and incentive portions of his compensation for 2007, the Compensation Committee followed the recommendations of the CEO and President with respect to the portions of the awards determined based upon the individualized functional operational and performance criteria. With respect to the portion of the awards based upon Corporate performance and individual efforts in support of strategic initiatives each was awarded 28.67% of the targeted amount for the year.

Because Mrs. Schandel had announced her resignation to be effective on February 1, 2008, and entered into an Agreement with the Company concerning her resignation, the Compensation Committee determined that paying her the gross amount of $145,000 in 12 bi-weekly payments in lieu of awarding her additional shares of restricted stock based upon the Company's fiscal 2007 financial performance was appropriate.

In the case of Mr. VanDerSnick an automobile is also provided for the use of his spouse by a third party during his employment with the Company at no incremental cost to the Company.

We believe that the compensation for these individuals is consistent with the Company's compensation objectives

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c )	(d)	(e)	(g)	(i)	(j)

James C. France	2007	$584,000	$69,886.00	$337,813.91	$69,586.00	$27,099.00	$1,088,384.91
Chairman & CEO
Susan G. Schandel	2007	$280,000	$37,782.00	$103,720.81	$20,363.00	$16,563.00	$458,428.81
CFO and Sr. VP
William C. France	2007	$320,822	$45,619.00	$1,185,587.13	$45,319.00	$23,133.00	$1,620,480.13
Chairman (deceased)
Lesa France Kennedy	2007	$473,900	$56,717.00	$206,210.08	$56,467.00	$20,865.41	$814,159.49
President
John R. Saunders	2007	$390,000	$56,460.00	$124,011.61	$30,417.00	$32,055.44	$632,944.05
Exec VP and COO
Roger VanDerSnick	2007	$347,115	$50,406.00	$12,913.51	$21,778.00	$24,789.35	$457,001.86
Sr VP, Mktg & Bus Opns

Grants of Plan-Based Awards

Name	Grant Date	Author-ization Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b1)	(b2)	(c )	(d)	(e)	(f)	(g)	(h)	(l)
James C. France	1/28/2008	1/17/2008	$ -	$ 160,600.00	$ 240,900.00
	4/1/2007	1/16/2007				0	7,263	10,895	$ 356,730.00
Susan G. Schandel	1/28/2008	1/17/2008	$ -	$ 47,040.00	$ 70,560.00
	4/1/2007	1/16/2007				0	2,163	3,245	$ 106,243.50
William C. France	1/28/2008	1/17/2008	$ -	$ 104,593.00	$ 156,889.50
	4/1/2007	1/16/2007				0	8,425	12,638	$ 413,806.80
Lesa France Kennedy	1/28/2008	1/17/2008	$ -	$ 130,323.00	$ 195,484.50
	4/1/2007	1/16/2007				0	4,362	6,543	$ 214,244.80
John R. Saunders	1/28/2008	1/17/2008	$ -	$ 70,200.00	$ 105,300.00
	4/1/2007	1/16/2007				0	2,644	3,966	$ 129,870.40
Roger VanDerSnick	1/28/2008	1/17/2008	$ -	$ 50,306.40	$ 75,459.60
	4/1/2007	1/16/2007				0	1,479	2,219	$ 72,638.50

Outstanding equity awards at fiscal year-end

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
(a)	(g)	(h)
James C. France	27,072	$ 1,153,537.92
Susan G. Schandel	8,300	$ 353,663.00
William C. France	0	$ -
Lesa France Kennedy	16,516	$ 703,746.76
John R. Saunders	9,905	$ 422,052.05
Roger VanDerSnick	1,405	$ 59,867.05

As previously described all of the unvested shares previously issued to Mr. William C. France vested to his estate upon his death in June 2007 so no there are no shares that had not vested at fiscal year-end. The number of shares vested and value realized shown below for Mr. France includes only those shares that vested during the fiscal year prior to his death. It does not include all remaining unvested shares which vested to his estate upon his death.

Option exercises and stock vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(d)	(e)
James C. France	5,166	$ 267,082.20
Susan G. Schandel	1,057	$ 54,646.90
William C. France	6,869	$ 355,127.30
Lesa France Kennedy	3,575	$ 184,827.50
John R. Saunders	2,152	$ 111,258.40
Roger VanDerSnick	-	$ -

Potential payments upon termination or change-in-control.

The only potential payments for any of the named executive officers are related to the unvested shares of restricted stock as shown in the Outstanding Equity Awards at Fiscal Year End above. Upon the occurrence of a change of control as defined in the individual participant plans for all participants in the restricted stock incentive program all of the unvested shares would immediately vest for each participant. There are no other arrangements to be disclosed pursuant to this item.

Compensation of directors.

After our annual meeting in April 2007, we pay our non-employee directors:

  a $20,000 annual fee which each non-employee director may elect to receive either in cash or options to acquire Class A common stock;

  an annual grant of options to acquire Class A common stock in an amount determined by using the Black-Scholes calculation to determine the number of options worth $30,000 at the time the options are issued;

  a cash fee of $1,500 for each meeting of the board of directors attended;

  a cash fee of $1,000 for each meeting of each committee (other than the Audit Committee) of the board of directors attended;

  members of the Audit Committee are paid a cash fee of $1,500 for each meeting of the Audit Committee attended; and

  the chairman of the Audit Committee is paid an additional $5,000 annual fee which he may elect to receive in either cash or options to acquire Class A common stock.

At the time of the annual meeting of shareholders (presently held in April of each year) the non-employee directors make an election concerning the mix of cash and options with respect to their annual fees. Following the submission of the election, the entire cash portion of the annual fees for the annual meeting to annual meeting period are issued to the directors. For administrative convenience, all options to acquire Class A common stock are issued on July 1 following the annual meeting with an exercise price equal to the closing price on the day of issuance. Options are issued pursuant to the 2006 Long-Term Stock Incentive Plan, and valued using the Black-Scholes method. The options become exercisable after 1 year and expire at the end of 10 years from issuance. All meeting fees are paid at the time of the meeting.

Prior to the April 2007 annual meeting we paid our non-employee directors:

  a $15,000 annual fee which each non-employee director could elect to receive either in cash or options to acquire Class A common stock;

  an annual grant of options to acquire Class A common stock in an amount determined by using the Black-Scholes calculation to determine the number of options worth $20,000 at the time the options are issued;

  a cash fee of $1,500 for each meeting of the board of directors attended; and

  a cash fee of $1,000 for each meeting of each committee of the board of directors attended.

In addition, we also reimburse directors for all expenses incurred in the performance of their duties.

The amounts shown in the "Fees Earned or Paid in Cash" column of the Director Compensation Table represent the sum of all annual fee and meeting fee cash payments made to the indicated directors during the fiscal year ended November 30, 2007. It does not include any expense reimbursement.

The amounts shown in the "Option Awards" column of the Director Compensation Table represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended November 30, 2007 in accordance with FAS 123R, and includes recognition for a portion of the options awarded on July 1, 2006 and for a portion of the options awarded on July 1, 2007.

No director received perquisites and personal benefits with a total value of $10,000 or more during the fiscal year ended November 30, 2007.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Larry Aiello, Jr.	$ 30,000.00	$ 26,413.80	$ 56,413.80
J. Hyatt Brown	$ 41,500.00	$ 24,215.76	$ 65,715.76
Edsel B. Ford, II	$ 1,500.00	$ -	$ 1,500.00
Brian Z. France	$ 5,500.00	$ 33,021.82	$ 38,521.82
William P. Graves	$ 26,000.00	$ 24,215.76	$ 50,215.76
Christy F. Harris	$ 11,500.00	$ 41,267.45	$ 52,767.45
Morteza Hosseini-Kargar	$ 8,500.00	$ 22,019.72	$ 30,519.72
Raymond K. Mason, Jr.	$ 30,500.00	$ 24,215.76	$ 54,715.76
Edward H. Rensi	$ 34,500.00	$ 27,518.76	$ 62,018.76
Lloyd E. Reuss	$ 27,000.00	$ 24,215.76	$ 51,215.76
Thomas W. Staed	$ 12,500.00	$ 33,021.82	$ 45,521.82

  ______

  Note 1 - For each director with awards shown in this column the grant date fair value of the option awards computed in accordance with FAS 123R (which does not necessarily correspond to the Black Scholes valuation used to calculate the size of the award initially) and the aggregate number of option awards outstanding at fiscal yearend is shown below:

	Grant Date Fair Value of Options Awarded on		Aggregate Option Awards Outstanding at 11/30/2007 (#)
Name	7/1/2006 ($)	7/1/2007 ($)
Larry Aiello, Jr.	$ 22,619.96	$ 31,730.17	5,692
J. Hyatt Brown	$ 18,853.36	$ 31,730.17	7,707
Brian Z. France	$ 18,853.36	$ 52,876.31	4,097
William P. Graves	$ 18,853.36	$ 31,730.17	5,070
Christy F. Harris	$ 32,983.20	$ 52,876.31	11,209
Morteza Hosseini-Kargar	$ -	$ 52,876.31	2,413
Raymond K. Mason, Jr.	$ 18,853.36	$ 31,730.17	8,474
Edward H. Rensi	$ 24,513.44	$ 31,730.17	9,271
Lloyd E. Reuss	$ 18,853.36	$ 31,730.17	10,243
Thomas W. Staed	$ 18,853.36	$ 52,876.31	9,946

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members whose names appear on the Compensation Committee Report below were committee members during all of fiscal year 2007. No member of the Compensation Committee is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a director or member of the Compensation Committee during the fiscal year ended November 30, 2007.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and recommended to the board of directors that the Compensation Discussion and Analysis be included in this information statement and our annual report on Form 10-K.

Thomas W. Staed
Lloyd E. Reuss
Edward H. Rensi

Performance Graph

The rules of the SEC require us to provide a line graph covering at least the last five fiscal years and comparing the yearly percentage change in our total shareholder return on a class of our common stock with the cumulative total return of a broad equity index, assuming reinvestment of dividends, and the cumulative total return, assuming reinvestment of dividends, of a published industry or line‑of‑business index; peer issuers selected in good faith; or issuers with similar market capitalization. The graph above compares the cumulative total five year return of our class A common stock with that of the NASDAQ Stock Market Index (U.S. Companies) and with the 40 NASDAQ issues (U.S. companies) listed in SIC codes 7900‑7999, which encompasses service businesses in the amusement, sports and recreation industry, which includes indoor operations that are not subject to the impact of weather on operations, and pari‑mutual and other wagering operations. We conduct large outdoor sporting and entertainment events that are subject to the impact of weather, and we are not involved in pari‑mutual or other wagering. The stock price shown has been estimated from the high and low prices for each quarter for which the close is not available. Because of the unique nature of our business and the fact that public information is available concerning only a limited number of companies involved in the same line of business, and no public information is available concerning other companies in our line of business, we do not believe that the information presented below is meaningful.

* Assumes $100 investment in the common stock of International Speedway Corporation, Nasdaq Stocks SIC 7900-7999 (US Companies) and Nasdaq Stock Market Indices on November 30, 2001 (US Companies) with dividend reinvestment.

VOTING PROCEDURE

With respect to the election of directors, the person receiving a plurality of the votes cast by shares entitled to vote for the position being filled shall be elected. We know of no other items to come before the meeting other than those stated above. On any other item that should come before the meeting, the matter shall be decided by a majority of the votes cast by shares entitled to vote at the meeting.

In advance of the meeting we will appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled at the meeting by the person presiding. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.

Dissenters' Right of Appraisal

We do not anticipate that any matter will be acted upon at the meeting that would give rise to rights of appraisal or similar rights of dissenters.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, information statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain information about us at the offices of the National Association of Securities Dealers, 1735 K St., N.W., Washington, D.C. 20006.

By Order of the Board of Directors

W. Garrett Crotty
Senior Vice President, Secretary and
General Counsel

February 29, 2008

International Speedway Corporation Audit Committee Charter

Organization

This Charter governs the operations of the Audit Committee (the "Committee") of International Speedway Corporation (the "Company") was first adopted by the Board of Directors (the "Board") with an effective date of May 15, 2000. The Committee shall review and reassess the Charter at least annually and obtain the approval of the Board for any changes. The Committee shall be appointed by the Board and shall comprise at least three directors, each of whom are independent of management and the Company as defined by applicable SEC regulations and stock exchange listing standards. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company and shall not receive remuneration from the Company other than compensation for their services as a director and committee member. All Committee members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment to the Committee), and at least one member shall be a "financial expert", as defined by applicable SEC regulations and stock exchange listing standards.

Statement of Policy

The Audit Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the integrity of the Company's financial statements, the financial reporting process, the systems of internal accounting and financial controls, performance of the Company's internal audit function and independent auditors or registered accounting firm ("independent auditor"), the independent auditor's qualifications and independence and the annual independent audit of the Company's financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain independent counsel, or other experts funded by the Company for this purpose. Further, the Committee is empowered to establish a charter for the internal audit function. The Director of Internal Audit shall report administratively to the Chief Financial Officer of the Company and functionally to the Committee and Board.

Responsibilities and Processes

The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits to determine the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and the reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company's financial statements and reviewing the Company's unaudited interim financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

  The Committee shall be directly responsible for the appointment and termination, compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services prohibited by law or regulation. The Committee may delegate pre-approval authority to a member of the audit committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at is next scheduled meeting.
  At least annually the Committee shall obtain and review a report by the independent auditors describing the firm's internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by government or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and; all relationships between the independent auditor and the Company to assess the auditor's independence.
  The Committee shall set clear hiring policies for employees or former employees of the independent auditors that shall meet the SEC regulations and stock exchange listing standards.
  The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including policies and procedures to assess, monitor, and manage business risk.
  The Committee shall meet separately periodically with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management's response.
  The Committee shall receive regular reports from the independent auditor on the critical accounting policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.
  The Committee shall oversee the establishment of and compliance with the Company's code of ethics for senior executive and financial officers in accordance with SEC regulations and stock exchange listing standards.
  The Committee shall review and approve all related party transactions as required by SEC regulations and stock exchange listing standards.
  The Committee shall review management's assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor's report on management's assertion.
  The Committee shall review the Company's earnings press releases prior to release.
  The Committee shall review the interim financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.
  The Committee shall review with management and the independent auditors the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.
  The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
  The Committee shall receive corporate attorney's reports of evidence of a material violation of securities laws or breaches of fiduciary duty.
  The Committee shall prepare a report to be included in the Company's annual Information Statement to Shareholders as required by SEC regulations.
  The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively